ROPES & GRAY LLPPRUDENTIAL TOWER800 BOYLSTON STREETBOSTON, MA 02199-3600WWW.ROPESGRAY.COM

   January 27, 2025

Target Portfolios listed in Schedule A

Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

AST Large-Cap Equity Portfolio

Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

We have acted as counsel in connection with each Plan of Reorganization (each, a “Plan”) dated December 11, 2024, for the Advanced Series Trust, a Massachusetts business trust (the “Trust”) on behalf of one of its series, AST Large-Cap Equity Portfolio (the “Acquiring Portfolio”), and the Trust on behalf of one of its applicable series, the target portfolio listed in Schedule A hereto (each, a “Target Portfolio,” together the “Target Portfolios,” and together with Acquiring Portfolio, the “Portfolios”).  Each Plan describes a proposed transaction (a “Reorganization,” and together, the “Reorganizations”) to occur as of the close of business on the date of this letter (the “Closing Date”), pursuant to which Acquiring Portfolio will acquire all of the assets of the applicable Target Portfolio in exchange for units of beneficial interest in Acquiring Portfolio and the assumption by Acquiring Portfolio of all of the liabilities of such Target Portfolio following which the Acquiring Portfolio units received by such Target Portfolio will be distributed by it to its unit holders in liquidation and termination of such Target Portfolio.  This opinion as to certain U.S. federal income tax consequences of the applicable Reorganization is furnished to you pursuant to Section 7(d) of the applicable Plan.  Capitalized terms not defined herein are used herein as defined in a Plan.

The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.  Units of the Portfolios are redeemable at net asset value at each unit holder’s option.  Since formation, each Portfolio has treated and will continue to treat itself as a partnership that is not a publicly traded partnership for U.S. federal income tax purposes pursuant to U.S. Treasury regulation Section 301.7701-3 and Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.  For purposes of this opinion, each Portfolio has represented that it is properly classified as a partnership that is not a publicly traded partnership for U.S. federal income tax purposes.

Each Portfolio serves as a funding vehicle for variable annuity contracts and variable life insurance contracts (the “Contracts”) offered by certain insurance companies.  An insurance company establishes separate accounts (the “Separate Accounts”) that in turn purchase units of a Target Portfolio or Acquiring Portfolio to fund the insurance company’s obligations under Contracts the insurance company has written.  The units of each Portfolio are held exclusively by insurance companies through one or more Separate Accounts each has established and the insurance company general account.  Each Target Portfolio has represented that units of beneficial interest in such Target Portfolio are held by no more than 100 holders, and Acquiring Portfolio has represented that units of beneficial interest in Acquiring Portfolio are and will continue to be held by no more than 100 holders.1  Further, each Portfolio has represented that: (i) no Contract owner has the right to select or to recommend particular investments or investment strategies for the Portfolio or for any Separate Account; and (ii) participation in the performance of (i.e., indirect investment in) the Separate Accounts is available solely through the purchase of a Contract and is not otherwise publicly available.  Thus, for U.S. federal income tax purposes, each interest in a Portfolio held through a Separate Account of an insurance company is owned by the issuer of the applicable Contract, and not by the Contract owner.  References herein to “unit holders” of a Target Portfolio or Acquiring Portfolio are to the separate accounts and insurance companies, each to the extent described in U.S. Treasury regulation Section 1.817-5(f)(3), that own units in the Target Portfolio or Acquiring Portfolio, respectively.

For purposes of this opinion, we have considered each Plan, the most recently filed prospectus for each Portfolio, the Combined Proxy Statement and Prospectus filed on Form N-14, dated October 28, 2024, (the “N-14”), and such other items as we have deemed necessary to render this opinion.  In addition, you have provided us with letters dated as of the date hereof (the “Representation Letters”), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, with your permission we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents.  We have further assumed that (i) all parties to each Plan and any other documents examined by us have acted, and will act, in accordance with the terms of such Plan and documents, and that each Reorganization will be consummated pursuant to the terms and conditions set forth in the applicable Plan without the waiver or modification of any such terms and conditions; and (ii) all representations contained in each Plan, as well as those representations contained in the Representation Letters, are true and complete.

The facts represented to us in the Representation Letters and our review of the foregoing materials support the conclusion that, based on the analysis and subject to the considerations set forth below, with respect to the Reorganizations, each Terminating Portfolio’s (as defined below) tax basis in its assets should carry over to Continuing Portfolio (as defined below) and Continuing Portfolio’s holding period in those assets should include such Terminating Portfolio’s holding period therein.

Continuing Portfolio and Terminating Portfolios

In our view, the Reorganizations will be treated as a “partnership merger” under U.S. Treasury regulations under Section 708 of the Code.  Very generally, pursuant to the partnership merger rules, for U.S. federal income tax purposes, the combined Portfolio is treated as a continuation of the Portfolio that has the greatest net asset value on the Closing Date (the “Continuing Portfolio”) and each other Portfolio is treated as terminating (the “Terminating Portfolio” and together, the “Terminating Portfolios”).

Continuing Portfolio’s Basis and Holding Period in the Transferred Assets

With respect to the Reorganizations, each Terminating Portfolio will transfer all of its assets (the “Transferred Assets”) to Continuing Portfolio in exchange for units in Continuing Portfolio (including fractional units, if any), and Continuing Portfolio will assume all of the liabilities of such Terminating Portfolio.

In our view, this transfer will qualify as a contribution of property to a partnership in exchange for a partnership interest within the meaning of Section 721(a) of the Code.  As a result, Continuing Portfolio’s basis in the assets received from each Terminating Portfolio in the exchange will be determined under Section 723 of the Code, which states: “The basis of property contributed to a partnership by a partner shall be the adjusted basis of such property to the contributing partner at the time of the contribution increased by the amount (if any) of gain recognized under section 721(b) [of the Code] to the contributing partner at such time.”

Section 721(b) of the Code provides that gain will be recognized “on a transfer of property to a partnership which would be treated as an investment company (within the meaning of section 351 [of the Code]) if the partnership were incorporated.”  The definition of an “investment company” for this purpose, and more generally the rules for application of this provision, are found in the U.S. Treasury regulations under Section 351 of the Code.2

Under U.S. Treasury regulation Section 1.351-1(c)(1)(i), gain is not recognized on a transfer to a partnership under Section 721(b) of the Code unless “[t]he transfer results, directly or indirectly, in diversification of the transferors’ interests.”  United States Treasury regulation Section 1.351-1(c)(6)(i) provides that “a transfer of stocks and securities will not be treated as resulting in a diversification of the transferors’ interests if each transferor transfers a diversified portfolio of stocks and securities.”  In general, a portfolio of assets is so diversified if it satisfies the 25 and 50-percent tests of Section 368(a)(2)(F) of the Code, as modified by U.S. Treasury regulation Section 1.351-1(c) (the “Diversified Portfolio Test”).

Under the Diversified Portfolio Test, a portfolio of stocks and securities is diversified if “not more than 25 percent of the value of its total assets is invested in the stock and securities of any one issuer, and not more than 50 percent of the value of its total assets is invested in the stock and securities of 5 or fewer issuers.”3 Pursuant to U.S. Treasury regulation Section 1.351-1(c)(6)(i), government securities are included in total assets for purposes of the denominator of the 25 and 50 percent tests (unless the government securities are acquired to meet the Diversified Portfolio Test), but are not treated as securities of an issuer for purposes of the numerator of the 25 and 50 percent tests.4 Each Terminating Portfolio has represented that the portfolio of assets held by such Terminating Portfolio is a diversified portfolio of assets within the meaning of U.S. Treasury regulation Section 1.351-1(c)(6)(i), taking into account the rules described above, and Acquiring Portfolio has represented that it expects to offer its units continuously to permitted unit holders under U.S. Treasury regulation Section 1.817-5(f) in exchange for cash, following each Reorganization.

As a result, under Section 723 of the Code, Continuing Portfolio’s basis of assets transferred to Continuing Portfolio by each Terminating Portfolio in the Reorganizations should be equal to such Terminating Portfolio’s basis in such assets immediately prior to the Reorganizations (except and to the extent provided in Section 704(c)(1)(C) of the Code with respect to contributions of “built-in loss” property).

Given the foregoing treatment of Continuing Portfolio’s tax basis, Continuing Portfolio’s holding period in the assets received from each Terminating Portfolio in the Reorganizations should include such Terminating Portfolio’s holding period in such assets, under Section 1223(2) of the Code.

Potential Application of the Disguised Sale Rules

Notwithstanding the above, we note that if or to the extent the transfer of the Transferred Assets in connection with a Reorganization were treated as a “disguised sale” under Section 707(a)(2)(B) of the Code, such transfer would be treated as a sale or exchange of the Transferred Assets rather than a contribution of property under Section 721(a) of the Code, in which case Continuing Portfolio’s basis in the Transferred Assets would be the assets’ fair market value and the holding period would not include the applicable Terminating Portfolio’s holding period in such assets.

Section 707(a)(2)(B) of the Code could possibly apply in lieu of Section 721(a) of the Code where a person transfers property to a partnership and for such property the person receives or is deemed to receive cash or other consideration.  Pursuant to U.S. Treasury regulation Section 1.707-3(b)(1), such a disguised sale occurs if, based on all the facts and circumstances, (i) a transfer of cash or other consideration to the person transferring the property to the partnership would not have been made but for the transfer of property and (ii) in cases in which the transfers of property and cash or other consideration are not made simultaneously, the subsequent transfer is not dependent on the entrepreneurial risks of partnership operations.  With respect to each Reorganization, the applicable Portfolios have represented that the applicable Target Portfolio unit holders will receive no consideration other than Acquiring Portfolio units in connection with such Reorganization.5  However, as an open-end fund, Acquiring Portfolio is required to redeem units for cash or other consideration upon the demand of unit holders,6 and if a transfer of property to the partnership and transfer of cash to the partner are made within two years of each other, the transfer is presumed to be a disguised sale unless the facts and circumstances clearly establish otherwise.7  The regulations set forth a list of factors relevant to a determination of whether a disguised sale has occurred that we believe do not point towards a disguised sale in these circumstances.8  It is worth noting that in this context a person transferring property to Acquiring Portfolio has the same rights of redemption as all holders of interests in Acquiring Portfolio, and prior to any redemption will share in the performance of Acquiring Portfolio in the same manner as all other unit holders.  Furthermore, with respect to each Reorganization, the Acquiring Portfolio has represented that there is no plan or intention (i) to redeem Acquiring Portfolio units, either directly or indirectly, in connection with the Reorganization or other than in accordance with the terms of Sections 2(a)(32) and 22(e) of the 1940 Act (the “Section 22(e) Redemptions”) or (ii) to make payments of cash or other consideration to its unit holders following the Reorganization other than with respect to Section 22(e) Redemptions

.  Nonetheless, there is no guidance regarding how to apply the facts and circumstances test to an open-end investment management company that transfers cash to partners in connection with the redemption of units within two years following a transfer of property to the partnership.9

Consequently, we express no opinion for any Reorganization as to whether Section 707(a)(2)(B) of the Code may apply to treat as a sale any portion of such Reorganization.  That said, with respect to each Reorganization, we believe that in the absence of unusual facts pointing to specific situations implicating the disguised sale rules (i.e., redemptions of Acquiring Portfolio units in connection with such Reorganization), of which we are unaware, the better view is that transfers of cash from Acquiring Portfolio upon ordinary course redemptions in accordance with the terms of Sections 2(a)(32) and 22(e) of the 1940 Act following such Reorganization are most likely not disguised sales.

Opinion

With respect to the Reorganizations, based on and as described in the foregoing, and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)

Under Section 723 of the Code, Continuing Portfolio’s tax basis in the assets of each Terminating Portfolio transferred to Continuing Portfolio in the Reorganizations should be the same as such Terminating Portfolio’s tax basis in such assets immediately prior to the Reorganizations (except and to the extent provided in Section 704(c)(1)(C) of the Code with respect to contributions of “built-in loss” property); and

(ii)

Under Section 1223(2) of the Code, Continuing Portfolio’s holding periods in the assets received from each Terminating Portfolio in the Reorganizations should include such Terminating Portfolio’s holding periods in such assets.

With respect to each Reorganization, this opinion does not address the tax consequences of the liquidation of the applicable Target Portfolio or the Reorganization to the applicable Target Portfolio unit holders or Acquiring Portfolio unit holders.  This opinion assumes that each Portfolio is properly classified as a partnership that is not a publicly traded partnership for U.S. federal income tax purposes.

You should recognize that our opinions are not binding on the U.S. Internal Revenue Service (the “IRS”).  No ruling has been or will be obtained from the IRS as to the subject matter of the above opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

Our opinion is based on the Code, U.S. Treasury regulations, IRS rulings, judicial decisions and other applicable authority, all as in effect on the date of this opinion.  The legal authorities on which this opinion is based may be changed at any time.  Any such changes may be retroactively applied and could modify the opinions expressed above.  We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule A

Target Portfolio	Acquiring Portfolio
AST MFS Global Equity Portfolio AST Cohen & Steers Realty Portfolio AST T. Rowe Price Natural Resources Portfolio AST Clearbridge Dividend Growth Portfolio	AST Large-Cap Equity Portfolio (formerly, AST Large-Cap Core Portfolio)

11	For purposes of this representation, the holder of Portfolio units held through one or more separate accounts of an insurance company is the insurance company.
22	See General Explanation of the Tax Reform Act of 1976 (H.R. 10612, 94th Congress, Public Law 94-455) prepared by the Joint Committee on Taxation, December 29, 1976, at 657.
33

Section 368(a)(2)(F)(ii) of the Code.  For this purpose, cash and cash items (including receivables) and, to the extent provided in U.S. Treasury regulations, assets acquired (through incurring of indebtedness or otherwise) for purposes of meeting (or failing to meet) the Diversified Portfolio Test are excluded.  Section 368(a)(2)(F)(iv) of the Code.

44

In addition, for purposes of the Diversified Portfolio Test, a “person holding stock in a regulated investment company, a real estate investment trust, or an investment company which meets the requirements of the Diversified Portfolio Test shall, except as provided in regulations, be treated as holding its proportionate share of the assets held by such company or trust.” Section 368(a)(2)(F)(ii) of the Code.

55

For U.S. federal income tax purposes, Continuing Portfolio is treated as assuming all the liabilities of each Terminating Portfolio in connection with the Reorganizations.  In certain circumstances, an assumption of liabilities by a partnership in connection with the transfer of property by a partner to the partnership could be treated as a transfer of consideration to the partner, thus potentially giving rise to a disguised sale.  Treasury regulation Section 1.707-5(a).  However, if (i) all the assets used in a trade or business are transferred to a partnership and (ii) liabilities assumed by the partnership were incurred in the ordinary course of such trade or business, such assumption of liabilities will not give rise to a disguised sale.  Treasury regulation Section 1.707-5(a)(6)(D).  In the case of the Reorganizations, for U.S. federal income tax purposes, each Terminating Portfolio is treated as transferring all of its assets to Continuing Portfolio, and the Trust has represented that the liabilities, if any, of each Target Portfolio and Acquiring Portfolio as of the Closing Date and the liabilities, if any, to which the assets held by each Target Portfolio and Acquiring Portfolio as of the Closing Date are subject were incurred by such Portfolio, as applicable, in the ordinary course of its business.

66	See Sections 2(a)(32) and 22(e) of the 1940 Act.
77

Treasury regulation Section 1.707-3(c).  In addition, when the transfer of property and the transfer of cash occur within two years of each other, the transfers must be disclosed to the IRS.  Treasury regulation Sections 1.707-3(c)(2) and 1.707-8.

88

Treasury regulation Section 1.707-3(b)(2).  These factors include: (i) the timing and amount of a subsequent transfer are determinable with reasonable certainty at the time of an earlier transfer; (ii) the transferor has a legally enforceable right to the subsequent transfer; (iii) the partner’s right to receive the money is secured; (iv) a person has made or is legally obligated to make contributions to the partnership in order to permit the partnership to make the transfer of money; (v) a person has loaned or has agreed to loan the partnership money to enable the partnership to make the transfer; (vi) the partnership has incurred or is obligated to incur debt to permit it to make the transfer of money; (vii) the partnership holds money or other liquid assets, beyond the reasonable needs of the business, that are expected to be available to make the transfer of money; (viii) partnership distributions, allocations or control of partnership operations is designed to effect an exchange of the burdens and benefits of ownership of property; (ix) the transfer of money by the partnership to the partner is disproportionately large in relationship to the partner’s general and continuing interest in partnership profits; and (x) the partner has no obligation to return or repay the money to the partnership.  It is not clear whether ordinary course redemptions should properly be treated as disguised sales.  See e.g., Rev. Rul. 99-58, 1999-2 CB 701 (ruling that redemptions of stock by a corporation pursuant to an ordinary course stock repurchase plan following a reorganization are not taken into account for purposes of meeting the continuity of proprietary interest requirement applicable to tax-free reorganizations).

99

In addition, it is not clear whether reallocations of partnership liabilities should be treated as deemed contributions to (in cases where a partner’s share of liabilities increases due to the reallocation), and distributions from (in cases where a partner’s share of liabilities decreases due to the reallocation) the partnership, and therefore as transfers of consideration that could give rise to a disguised sale.  In proposed regulations under Section 707 of the Code, the IRS has taken the view that such deemed contributions and distributions should not be treated as resulting in transfers of consideration for purposes of the rules governing the disguised sale of a partnership interest.  See, Section 707 Regarding Disguised Sales, Generally, 2004-2 C.B. 1009, 1010 (published in the Federal Register on November 26, 2004).  However, the proposed regulations were subsequently withdrawn.  See, Withdrawal of Notice of Proposed Rulemaking, 74 Fed. Reg. 3508, 3509 (January 21, 2009).

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